Exhibit 11.2

CONSENT OF BOOKKEEPER

I hereby consent, both on behalf of myself and for LaFontaine Financial, LLC, to the inclusion in this Offering Statement on Form 1-A of the internal financial statements (unaudited) of Roanoke Inn, LLC for the years ended December 31, 2015, 2014 and 2013 and for the six months ended June 30, 2016, each of which I have prepared for the Roanoke Inn, LLC. I also consent to the reference to both myself and LaFontaine Financial, LLC under the heading “Financial Statements of the Roanoke” in such Offering Statement on Form 1-A.

/s/ Dean LaFontaine
Dean LaFontaine
LaFontaine Financial, LLC Mercer Island, Washington October 26, 2016